Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, US$0.0001 par value per share, of Jianzhi Education Technology Group Company Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute on and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 1, 2024.

SEAVI Limited

By: ____________________
Name: Hoe Boon Kwee
Title: Authorized Signatory

Derrick Lee Meow Chan

By: ____________________
Name: Derrick Lee Meow Chan

Hoe Boon Kwee

By: ____________________
Name: Hoe Boon Kwee